Exhibit 99.1

(BW)(IL-JOHNSTOWN-AMERICA)(JAII) Johnstown America Industries Inc. Completes Sale of Freight Car Operations and Announces New Name

Business Editors

CHICAGO--(BUSINESS WIRE)--June 3, 1999--Johnstown America Industries, Inc. (NASDAQ: JAII) announced today that it has completed the sale of its freight car operations, including Johnstown America Corporation, Freight Car Services, Inc. and JAIX Leasing Company, to a newly-formed company that will operate under the Johnstown America Corporation (JAC) name. JAII also will be changing its name to Transportation Technologies Industries, Inc., when the new name becomes effective in the next few weeks. The company's new stock symbol will become TTII.

"The Transportation Technologies Industries name symbolizes the completion of our transformation from a freight car manufacturer and our commitment to becoming a leader in the heavy-duty truck components business," said Thomas
M. Begel, chairman, president and chief executive officer. "Rapid consolidation and increasing reliance on technology in this industry are creating unprecedented growth opportunities, and we intend to be among those who thrive in this exciting environment."

Terms of the sale included a cash payment of approximately $100 million and a contingent additional purchase price payment of $20 million. Transportation Technologies Industries also retained a 20 percent equity interest in the newly-formed Johnstown America Corporation. In addition, the buyer assumed substantially all existing liabilities of the freight car operations including $14.4 million of debt. Transportation Technologies Industries will use the after-tax cash proceeds of approximately $75 million to reduce its senior bank debt, reducing the company's debt-to-capitalization ratio to approximately 58% vs. 70% at March 31, 1999, on a pro forma basis for the acquisition of the Imperial Group.

"Focusing all of our resources and energies on the heavy-duty truck components business will help create shareholder value by reducing our exposure to market cyclicality, improving our capital structure and enabling us to participate in the significant growth opportunities in both the OEM and aftermarket segments of the industry," Begel said.

The company also anticipates that the sale of its freight car operations will have a positive long-term impact on share valuation. "Our truck components operations have produced consistent revenues and earnings, and investors now will be able to value the company based on the performance and inherent value of these market-leading businesses," Begel said. "In addition, shares of truck components manufacturers typically sell at significantly higher price/earnings multiples than those of companies in the more-volatile freight car industry."

Transportation Technologies Industries, Inc. is a leading manufacturer of components for heavy-duty and medium-duty trucks and buses and the truck parts aftermarket. Product lines include: Gunite wheel-end components; Brillion custom iron castings; Imperial body and chassis components; Bostrom truck and bus seating systems; and Fabco steerable drive axles and gearboxes. The company is headquartered in Chicago, Illinois and has manufacturing operations in Alabama, California, Illinois, Indiana, Pennsylvania, Tennessee, Texas, Washington and Wisconsin. Consolidated pro forma revenues of the truck components operations that now comprise the company were about $575 million in 1998 and about $155 million in the first quarter of 1999.

The statements herein, which are not historical facts, including statements about future expectations, are "forward-looking statements" that involve certain risks and uncertainties that could cause actual future results to differ materially from those stated. These risks are spelled out more fully in the company's SEC filings. The company assumes no obligation to update its forward-looking statements.

CONTACT:    Johnstown America Industries, Inc.
            Andrew M. Weller, 312/280-8844